                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                  Commercial National Financial Corporation
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                  Commercial National Financial Corporation
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, APRIL 28, 1998



================================================================================


         The annual meeting of shareholders of Commercial National Financial Corporation will be held at the Ithaca Community Center, 120 North Maple Street, Ithaca, Michigan 48847, on Tuesday, April 28, 1998, at 7:00 P.M. to consider and vote upon:

1.   Election of Directors.

2. Adoption of an amendment to the Commercial National Financial Corporation 1991 Stock Option Plan increasing the number of shares available under the Plan.

3.   To transact any other business that may come before the meeting.


         Shareholders of record at the close of business on March 13,1998, are entitled to notice of and to vote at the meeting or any adjournment of the meeting.




                                  By Order of the Board of Directors,



                                  Jeffrey S. Barker
                                  President and Chief Executive Officer


March 24, 1998


================================================================================

             It is important that your shares be represented at the
               meeting. Even if you expect to attend the meeting,
                   PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY.

                                 PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS OF
                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                                  P.O. Box 280
                           101 North Pine River Street
                             Ithaca, Michigan 48847


         This proxy statement is being furnished to holders of common stock, $1 par value ("Common Stock"), of Commercial National Financial Corporation (the "Corporation") in connection with the solicitation of proxies by the Corporation's board of directors for use at the annual meeting of shareholders to be held on April 28, 1998, and at any adjournment of that meeting. The annual meeting will be held at the Ithaca Community Center, 120 North Maple Street, Ithaca, Michigan 48847, at 7:00 p.m. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and form of proxy are first being sent to shareholders on or about March 24, 1998.

         If a proxy in the form distributed by the Corporation is properly executed and returned to the Corporation, the shares represented by that proxy will be voted at the annual meeting of shareholders and at any adjournment of that meeting. Where a shareholder specified a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees to the board of directors and for the approval of the amendment to the 1991 Stock Option Plan. Management does not know of any other matters to be presented at the annual meeting. If other matters are presented, all proxies will be voted in accordance with the judgment of the persons named as proxies, who will consider management's recommendations.

         A proxy may be revoked at any time prior to its exercise by written notice delivered to the President of the Corporation, by a subsequent dated proxy, or by voting the shares represented by the proxy at the annual meeting.

         Solicitation of proxies will be made initially by mail. Officers, directors and employees of the Corporation and its wholly owned subsidiary, Commercial Bank (the "Bank"), may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries, who may mail material to or otherwise communicate with the beneficial owners of shares held by them.
All expenses of solicitation of proxies will be paid by the Bank.

                              ELECTION OF DIRECTORS

         The board of directors of the Corporation has nominated the following 11 persons for election to the board of directors at the annual meeting:

         Richard F. Abbott         David A. Ferguson         Russell M. Simmet
         Jefferson P. Arnold       Kenneth R. Luneack        Joseph B. Simon
         Jeffrey S. Barker         Kim C. Newson             Scott E. Sheldon
         Don J. Dewey              Howard D. Poindexter

         Directors are to be elected at the annual meeting of shareholders to serve until the next following annual meeting of shareholders. The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not now contemplated, the incumbent Corporation board of directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not so selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

         A vote of shareholders holding a plurality of shares is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted will not be counted as shares voted, and the number of votes of which a plurality is required will be reduced by the number of shares not voted.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

VOTING SECURITIES

         Holders of record of Common Stock, at the close of business on March 13, 1998, will be entitled to vote at the annual meeting of shareholders on April 28, 1998, and any adjournment of that meeting. As of March 13, 1998, there were 959,396 shares of Common Stock issued and outstanding. Each share of Common Stock entitles its holder to one vote upon each matter to be voted upon at the meeting.

         The following table shows certain information concerning the number of shares of Common Stock held as of March 13, 1998, by shareholders known to management to have been the beneficial owner of more than 5% of the outstanding shares as of that date:

                                                       Amount and Nature of
                                                     Beneficial Ownership (1)
                                               ---------------------------------
                          Sole Voting or       Shared Voting or          Total         Percent
Name and Address of         Investment            investment          Beneficial         of
 Beneficial Owner             Power                Power(2)            Ownership        Class
 ----------------             -----                --------            ---------        -----
Robert M. Sheldon
1055 Riverview
Alma, Michigan 48801         47,340                 3,666                51,006          5.32%

Kenneth R. Luneack
9333  N. Union Road
St. Louis, Michigan 48880    56,826                 2,074                58,900          6.14%


         The following table sets forth information concerning the number of shares of Common Stock held as of December 31, 1997, by each of the Corporation's directors and nominees, the named executive officers of the Corporation, and by all directors and executive officers of the Corporation as a group:

                Amount and Nature of Beneficial Ownership (1)

                                            Sole
                                         Voting and       Shared Voting                    Total
                                         Investment       or Investment      Stock      Beneficial    Percent
                                           Power             Power(2)      Options(3)    Ownership   of Class
                                           -----             --------      ----------    ---------   --------
Richard F. Abbott                               -             25,484         1,085         26,569      2.77%
Jefferson P. Arnold                         9,677             14,123           710         24,510      2.55%
Jeffrey S. Barker                        (4)1,400              1,209         5,519          8,128       .85%
Don J. Dewey                                1,049              2,422           699          4,170       .43%
Patrick G. Duffy                                -                479           787          1,266       .13%
David F. Ferguson                           5,660                884           711          7,255       .76%
Kenneth R. Luneack                         56,826              2,074             -         58,900      6.14%
Dean E. Milligan(5)                        16,421                  -             -         16,421      1.71%
Kim C. Newson                               2,216              1,934           711          4,861       .51%
Howard D. Poindexter                       18,277             17,029             -         35,306      3.68%
Scott E. Sheldon                            8,388                  -           707          9,095       .95%
Russell M. Simmet                               -             18,110             -         18,110      1.89%
Joseph B. Simon                                 -              7,176           650          7,826       .82%
                                         --------             ------        ------        -------     -----
All   Directors  and  executive
officers as a group                       119,914             90,924        11,579        222,417     23.19%
                                         ========             ======        ======        =======     =====

---------------
(1) The number of shares stated is based on information furnished by the officers and directors and includes shares personally owned of record by each person and shares which under applicable regulations are deemed to be otherwise beneficially owned by each person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person is also considered to be the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within sixty days.

(2) These numbers include shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right, and shares held by a family member over whom the indicated person may have substantial influence by reason of relationship.

(3) These numbers include vested stock options, granted under the Corporation's 1989 and 1991 Stock Option Plans, which entitle the holder to acquire beneficial ownership of such shares within sixty days.

(4) These numbers include shares that are allocated to the member's individual account under the Commercial Bank Employee Savings and Stock Ownership Plan.

(5) Mr. Milligan resigned as President and Chief Executive Officer of the Corporation and the Bank on July 21, 1997.

DIRECTORS AND EXECUTIVE OFFICERS

         Biographical information concerning executive officers and directors who are nominated for election to the board of directors at the annual meeting is presented below. Except as otherwise indicated, all directors and executive officers have had the same principal employment for over 5 years and have held their positions with the Corporation since January, 1993. All eleven nominees are incumbent directors. Ten nominees were last elected to the Corporation's board of directors at the last annual meeting of shareholders that was held on April 22, 1997. Jeffrey S. Barker was appointed to the Corporation's board of directors on November 12, 1997.

         Richard F. Abbott (age 63) has been a director of the Corporation and the Bank since 1989. He had been interim president and chief executive officer of the Bank from September 15, 1993, until March 16, 1994, and of the Corporation from September 15, 1993 until May 18, 1994. From May, 1990 to September 15, 1993, and from March 16, 1994 until December 31, 1996, Mr. Abbott served as executive vice president of the Bank and of the Corporation.

         Jefferson P. Arnold (age 58) has been a director of the Corporation since May 18, 1994. Mr. Arnold is an attorney at law and has practiced law with the Arnold Law Offices for over 30 years.

         Jeffrey S. Barker (age 49) is president and chief executive officer of the Corporation and the Bank. He has been a director of the Corporation and the Bank since November 12, 1997. He has been president and chief executive officer of the Bank and the Corporation since November 12, 1997. Prior to becoming the president of the Corporation, he was Senior Vice President-Lending of the Bank from July, 1995 to November, 1997. From May 1990 to July 1995 he served as Vice President-Lending of the Bank.

         Don J. Dewey (age 60) has been a director of the Corporation since 1988 and a director of the Bank since 1987. He is a funeral director and the owner and president of Dewey Funeral Homes, Inc.

         David A. Ferguson (age 48) has been a director of the Corporation since 1988 and a director of the Bank since 1985. He is vice president of Ashcraft's Market, Inc., a regional retail grocery store chain.

         Kenneth R. Luneack (age 66) has been a director of the Corporation and of the Bank since May, 1991. He is owner and operator of Ken Luneack Construction, Inc., a building materials manufacturer.

         Kim C. Newson (age 47) has been director of the Corporation since 1988 and a director of the Bank since 1987. He is president of Alma Hardware Company and general manager of Alma True Value Hardware, both of which are in the retail hardware business.

         Howard D. Poindexter (age 62) has been chairman of the board of the Corporation since February of 1993. He has been a director of the Corporation since 1988 and a director of the Bank since 1973. He is manager of Poindexter Farms, an independent farming business. From 1954 until his retirement in 1992, he was a soil conservationist for the U.S. Department of Agriculture.

         Scott E. Sheldon (age 40) He has served as Chairman of Board of the Bank since July of 1997. He has been a director of the Corporation since 1988 and a director of the Bank since 1985. He is the owner of Kernen-Sheldon Agency, Shepherd Insurance Agency and Ladu-Brundage Agency, which are insurance agencies.

         Russell M. Simmet (age 63) has been a director of the Corporation since 1988 and a director of the Bank since 1976. He is the owner of Simmet Insurance Agency, an insurance agency.

          Joseph B. Simon (age 69) has been a director of the Corporation since 1988 and a director of the Bank since 1987. He is chairman of Alma Iron & Metal Company, Inc., a scrap metal processor.

         Jeffrey S. Barker and Patrick G. Duffy serve as the executive officers of the Corporation. Biographical information for Mr. Barker is presented above. Biographical information for Mr. Duffy is presented below:

         Patrick G. Duffy (age 34) is vice president and chief financial officer of the Corporation and the Bank. He has been vice president and chief financial officer of the Bank and the Corporation since February 19, 1997. Prior to joining the Corporation, he served as assistant controller and compliance officer for Shoreline Financial Corporation from January 1996 through February 1997. He previously served in the following positions with Shoreline Financial Corporation: compliance officer from January 1995 through January 1996, branch administration from June 1993 through January 1995.

         The Corporation's executive officers serve in their capacity without receiving specific compensation for their services from the Corporation. The Corporation's executive officers continue to serve as executive officers of the Bank. All officers serve at the pleasure of the boards of directors of the Corporation and the Bank respectively.

         The Corporation's board has two standing committees, the human resources committee and the audit committee. The human resources committee includes Messrs. Ferguson, Arnold, Abbott, Luneack, Poindexter and Sheldon. The human resources committee makes compensation recommendations. The human resources committee met 5 times in 1997. A sub-committee of the human resources committee consisting of Messrs. Ferguson, Luneack, and Poindexter administers the 1989 and 1991 Stock Option Plans.

         The audit committee recommends to the board the employment of independent certified public accountants to examine the financial statements of the Corporation and its subsidiary, makes such additional examinations as the committee deems advisable, reviews reports of examination of the Corporation and its subsidiary received from regulatory authorities, reports to the board at least once each calendar year on the results of examinations made and offers such conclusions and recommendations as the committee deems appropriate. Messrs. Dewey, Newson, Simmet, Poindexter, Sheldon and Abbott serve on the audit committee. The audit committee met 5 times during 1997.

         The Corporation's entire board of directors performs the functions of nominating and compensation committees.

         The Corporation's board of directors will consider the nomination of candidates for election as directors of the Corporation at any meeting of shareholders called for the purpose of electing directors submitted by any shareholder entitled to vote at that meeting. Any shareholder desiring to nominate a candidate for director must deliver a notice to the Secretary of the Corporation, not less than 14 nor more than 50 days prior to the meeting, setting forth: the name, age, business address and residence address of the nominee; the principal occupation or employment of the nominee; the number of shares of Common Stock beneficially owned by the nominee; the total number of shares of Common Stock that will be voted for each nominee; the name, business address and residence address of the nominating shareholder; the number of shares of Common Stock owned by the nominating shareholder; a statement that the nominee is willing to be nominated; and such other information regarding the nominee as would be required under the rules of the Securities and Exchange Commission to be included in proxy statement soliciting proxies for the election of the nominee.

         The board of directors of the Corporation held 13 meetings during 1997. All incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served while they served in such capacities.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows certain information concerning the compensation of the named executive officers of the Corporation and the Bank for the three years ended December 31, 1997. For the same period, the annual salary and bonus of no other executive officer of the Corporation or Bank exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                             Long Term
                                                                            Compensation
                                                                               Awards
                                                                             Securities
                                      Annual Compensation(1)                 Underlying
                                -----------------------------------            Options             All Other
                                Year        Salary            Bonus        (No. Shares)(2)      Compensation(3)
                                ----        ------            -----        ---------------      --------------
Jeffrey S. Barker*              1997        $89,769         $24,000              3,149              $ 5,005
   President and
   Chief Executive Officer
   of the Corporation and
   Bank

Dean E. Milligan (4)            1997       $127,256               -                273              $   719
   Former President             1996       $116,710         $16,400              3,431              $10,287
   and Chief Executive          1995       $111,878         $30,810              3,550              $ 9,871
   Officer of the
   Corporation and
   Bank


*        Not a named executive officer prior to 1997

(1) Includes compensation deferred under the Commercial Bank Employee Savings and Stock Ownership Plan and directors' fees.

(2) Shares have been adjusted for 5% stock dividend paid in November of 1997.

(3) All other compensation for Mr. Milligan includes the Corporation matching and base contributions under the Commercial Bank Employee Savings and Stock Ownership Plan ($- for 1997, $9,354 for 1996 and $9,028 for 1995) and the amount paid by the Corporation for his life insurance ($719 for 1997, $933 for 1996 and $843 for 1995). All other compensation for Mr. Barker includes Corporation matching and base contributions under the Commercial Bank Employee Savings and Stock Ownership Plan ($4,214) and the amount paid by the Corporation for his life insurance ($791).

(4) Mr. Milligan resigned as President and Chief Executive Officer of the Corporation and the Bank on July 21, 1997.

         It is the Corporation's practice to award stock options annually to key policy making members of management. Stock options have been an important component of the Corporation's executive compensation program for several years. Stock options are believed to help align the interests of senior management with the interests of shareholders by promoting stock ownership by senior executive officers and by rewarding them for appreciation in the price of the Corporation's Common Stock. Stock options which were granted, exercised, or outstanding during 1997 were granted under either the 1989 Stock Option Plan or the 1991 Stock Option Plan. Both Stock Option Plans have been approved by the Corporation's shareholders.

         The Corporation's 1989 and 1991 Stock Option Plans provide that stock options, stock appreciation rights, and tax benefit rights may be issued to directors, officers, and key employees. Stock options entitle a participant to buy shares of Common Stock of the Corporation during a specified time period at a specified price. Subject to restrictions imposed by the Plans, the stock option committee in its discretion determines who will be granted options, how many shares will be subject to options, and the form of consideration that may be paid upon exercise of an option. As of December 31, 1997, a maximum of 17,138 authorized shares are subject to the exercise of options under the plans. As of December 31, 1997, no stock appreciation rights had been granted under either plan. By its terms, the 1989 Stock Option Plan will terminate on April 26, 1999. The 1991 Stock Option Plan will terminate by its terms on April 22, 2001.

         The following tables set forth information concerning stock options granted to and exercised or retained by the named executive officers of the Corporation and Bank during 1997. In 1997, the Corporation granted options only under the 1991 Stock Option Plan. As indicated in the following table, some options awarded in 1997 are exercisable for two years while the remaining options are exercisable for five years.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                       Potential Realizable
                                              Percent of                              Value at Assumed Annual
                               No. of       Total Options                               rates of Stock Price
                              Securities      Granted To                               Appreciation for Option
                              Underlying      Employees    Exercise                            Term
                               Options        In Fiscal      Price      Expiration
                               Granted           Year       ($/Shr)         Date      0%        5%            10%
                               -------           ----       -------         ----     ----      ----          -----

Dean E. Milligan                  273            2.68%        26.19       6/1/1999     0     $  1,091      $  1,894

Jeffrey S. Barker               3,149           30.89%        26.19       6/1/2004     0      $33,574       $78,242


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

                                                                                                Value of
                                                                   Number of                   Unexercised
                                                                   Unexercised                In-the-Money
                                                                    Options at                 Options at
                               Number of                             Year End                   Year End
                            Shares Acquired        Value           Exercisable/               Exercisable/
                              on Exercise        Realized          Unexercisable              Unexercisable
                              -----------        --------          -------------              -------------
Dean E. Milligan                 9,397           $56,537                0/0                         0/0

Jeffrey S. Barker                    -                 -            5,519/5,519                 38,348/0

---------------

(1) The per share exercise price of each option is equal to the market value of the Common Stock on the date each option was granted. The option information has been adjusted to reflect the 5% stock dividend in November of 1997. All outstanding options were granted for a term of ten or fewer years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement, or other termination of employment. In the event of a change in control of the Corporation, a participant may exercise tax benefit rights granted in tandem with the options. Such tax benefit rights would entitle an optionee to cash payments at the time of exercise to partially reimburse the optionee for tax liability.

COMPENSATION OF DIRECTORS

         The board of directors of the Bank holds regular monthly meetings. The Bank compensates its directors at the rate of $550 per month. The Chairman of the board is paid $1,100 per month. Directors of the Bank who are not executive officers are paid $100 for each committee meeting attended. The Corporation's board of directors meetings customarily coincide with Bank board of directors meetings.

No separate cash compensation is paid to directors for Corporation board of directors meetings.



         The directors of the Corporation and Bank may receive stock options under the Corporation's 1991 Stock Option Plan. The number of shares of Common Stock covered by each option equals the number of shares the director could purchase if he had purchased shares with the directors fees that the director earned during the year. The options awarded to the directors are exercisable after six months from the date of grant and expire two years from the date of grant.

CERTAIN RELATIONSHIPS

         Directors and officers of the Corporation and members of their immediate families and businesses controlled by them were customers of and had certain transactions with the Bank in the ordinary course of business since January 1, 1997. It is anticipated that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates, fees, and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present any unfavorable features.

         David A. Ferguson, a director of the Corporation, is Vice President of Ashcraft's Market, Inc. Mr. Ferguson is also related by marriage to the owners of Ashcraft's Market, Inc. During 1995, Ashcraft's entered into two lease agreements with the Corporation with respect to the Corporation's Alma Ashcraft's Supermarket Branch and the Midland Ashcraft's Supermarket Branch. The lease payments payable under these leases are comparable to payments that would have been paid to non-affiliated persons for similar facilities. During 1997, the Bank elected to close both supermarket branches. The termination of the leases with Ashcraft involved a lease termination payment deemed by the Bank to be reasonable compared to normal market practice.

         Russell M. Simmet, a director of the Corporation, is owner of Simmet Insurance Agency, Inc. The Corporation purchases fleet coverage, property and casualty, and workmen's compensation insurance through Simmet Insurance Agency, Inc. The premiums paid for these policies are comparable to premiums that would have been paid to non-affiliate persons for similar policies.

         During 1997, the Bank retained the services of Mr. Arnold, an attorney, for routine legal matters. These fees were billed at the regular rates charged by Mr. Arnold for services rendered to all of his firm's clients. The fees paid by the Bank did not exceed 5% of the firm's gross revenues for its last fiscal year.

AMENDMENT TO THE COMMERCIAL NATIONAL FINANCIAL CORPORATION 1991 STOCK OPTION
PLAN

         The Board of Directors has unanimously approved an amendment to the Commercial National Financial Corporation 1991 Stock Option Plan (the "Plan") to increase the maximum number of shares of Commercial National Financial Corporation common stock which may be issued under the Plan by 50,000 shares and unanimously recommends to the shareholders that they approve such amendment. The Plan was approved by shareholders at the annual meeting of shareholders held on April 23, 1991. An amendment to the Plan authorizing an additional 30,000 shares was approved by shareholders at the annual meeting of Shareholders held on April 25, 1995. After the 1995 amendment to the Plan was approved, 60,388 shares were authorized for issuance under the Plan. Through the issuance of stock dividends by the Corporation, the number of shares authorized under the Plan reached 69,906 as of December 31, 1997.

         Pursuant to action by the stock option committee, options to purchase 61,773 of the 69,906 shares of Commercial National Financial Corporation common stock authorized for issuance under the Plan have been granted to qualified directors, officers and key employees of Commercial Bank. Consequently, there are currently only 8,133 shares of Commercial National Financial Corporation common stock available for option grants under the Plan. The Board of Directors would like to increase the number of shares available under the Plan so that options may be granted to a greater number of key employees. The Board of Directors believes that additional shares should be available under the Plan in order to achieve this goal and the other purposes behind the Plan.

DESCRIPTION OF THE PLAN

         The following description of the Plan is a summary of its terms and is qualified in its entirety by the Plan, a copy of which is available by contacting Patrick Duffy. The following description incorporates the proposed amendment to the Plan.

         Purpose. The Purpose of the Plan is to attract and retain qualified directors, officers, and key employees, and to recognize their contribution to the long-term performance and growth of the Corporation and the Bank.

         Shares Subject to the Plan. The Plan would permit stock options, stock appreciation rights, and tax benefit rights to be issued with respect to an aggregate of 119,906 shares of the Corporation's Common Stock (subject to adjustment for stock dividends, stock splits, etc.).

         Administration. The Plan is administered by the stock option committee (the "Committee"). The Committee determines the persons to be granted options, stock appreciation rights, and tax benefit rights; the amount of options or rights to be granted to each such participant; the time at which options would be granted; the terms of each option and right; the duration of each option and any exercise limitations; and all other determinations necessary or advisable for administration of the Plan.

         The board of directors may terminate or amend the Plan at any time provided that no amendment could, without the approval of the shareholders, materially increase either the benefits to participants or the number of shares that may be issued under the Plan, materially modify the eligibility requirements, or reduce the option price, except pursuant to the adjustments provided or in the Plan. Unless previously terminated by the board of directors, the Plan will terminate on April 22, 2001.

         Eligibility. Options may be issued to directors, and both options and rights may be issued to officers, and other individuals identified as key employees of the Corporation and the Bank. Grants of options to directors of the Corporation and the Bank are made only on June 1 of each year, in an amount equal to the amount of the director's total cash compensation from the Corporation reported on IRS Form 1099 for the preceding calendar year. While it is not possible to indicate the number, names or positions of directors, officers or employees who may be selected for the grant of options and rights, in 1997 options were granted to 5 key management employees and 11 directors. It is likely that grants in the future will be to the same number of directors and to a greater number of officers and other key employees.

         Stock Options. Certain options that may be granted to employees under the Plan may qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Options may also be granted that do not qualify for incentive stock option treatment.

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

         No participant may be granted incentive stock options that would result in the aggregate fair market value of the stock (determined at the time of grant) with respect to which participant's incentive stock options are exercisable for the first time during any calendar year to exceed $100,000. There is no specified maximum for options which are not incentive stock options.

         The per share option price is the market value of the Common Stock at the time the option is granted. There is no established market for the Common Stock, and no published information with respect to its market value. Accordingly, market value is the mean between the bid and asked prices obtained from an independent broker for the date of grant, or for the last preceding date (within 30 days) for which such information was available. If such information is not available, or if the Committee determines that such information is for any reason not a reliable determination of the fair market value of the Corporation's Common Stock, the Committee determines the market value of the Common Stock as of the date of grant. As of March 13, 1998, the market value of Common Stock so determined was $36 per share.

         The term of each option is determined by the Committee, but no option may be exercisable after 15 years from the date granted, but no option designated as an incentive stock option may be exercisable after the expiration of 10 years from the date of grant. Options generally terminate in the event of retirement, death, or any other termination of employment. Options granted to participants under the Plan cannot be transferred except by will or the laws of descent and distribution.

         Appreciation and Tax Benefit Rights. Under the Plan, the Corporation may grant stock appreciation rights or tax benefit rights with respect to specific stock options to eligible participants other than directors. A stock appreciation right would allow the participant to surrender the related option, in whole or part, or cash, shares of Common Stock, or a combination of cash and shares, in an amount not exceeding the excess of the market value of the shares covered by the related option at exercise over the option price of the shares. A tax benefit right provides the participant a cash payment upon exercise of an option. The payment will not exceed the amount determined by multiplying the participant's income realized upon exercise of an option by the maximum federal income tax rate for corporations. The participant may use the cash realized from a tax benefit right to pay a portion of the option price unless the Committee provides otherwise.

         When exercising all or a portion of an option, a participant may, with the Committee's consent, pay for stock with cash, shares of Common Stock, or other consideration equivalent to cash. The Committee may also permit payment of all or a portion of the option price through promissory notes or other installment payments, with or without interest or security.

         Federal Income Tax Consequences. A participant exercising an incentive stock option would not recognize income at exercise. The difference between the market value and the exercise price would be, however, a preference item for calculating alternative minimum tax. Upon sale of the stock, so long as the participant holds the stock for at least 1 year after the exercise of the option and at least 2 years after the grant of the option, the participant's basis would equal the option price, the participant would be taxed on the difference between the sales proceeds and the option price as capital gain, and the Corporation would receive no federal tax deduction.

         If, prior to the expiration of either of the above holding periods, the participant sells shares acquired under an incentive stock option, the tax deferral would be lost and the participant would realize compensation income equal to the difference between the option price and the fair market value as of the sale. The Corporation would receive a corresponding deduction for federal income tax purposes. If the participant exercises options which are not incentive stock options, he or she would have compensation income in the year of exercise equal to the difference between the option price and the fair market value at the time of exercise, and the Corporation would receive a corresponding deduction for federal income tax purposes.

         A majority of the votes cast at the annual meeting of shareholders is required to approve the Plan amendment. For the purpose of counting votes on this proposal, proxies marked as abstaining will be treated as present for purposes of determining a quorum at the meeting, and will be counted as present and entitled to vote. Proxies returned by brokers as "non-votes" will be treated as present for purposes of determining a quorum for the meeting, but will not be counted as voting on this proposal.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PLAN AMENDMENT

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors appointed Crowe, Chizek and Company LLP as independent auditors for the Corporation for the year ending December 31, 1997. Crowe, Chizek and Company LLP has also been appointed to serve as the Corporation's independent auditors for the year ending December 31, 1998.

         A representative of Crowe, Chizek and Company LLP is expected to be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

         Proposals of shareholders intended to be presented at the annual meeting scheduled to be held April 27, 1999, must be received by the Corporation for inclusion in its proxy statement and form of proxy relating to that meeting by November 24, 1998. Proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and certain officers and persons who own more than ten percent of the Corporation's common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Corporation's common stock. These officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of these reports.

         To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements were satisfied, with respect to the applicable officers, directors and greater than ten percent beneficial owners.

          PROXY       COMMERCIAL NATIONAL FINANCIAL CORPORATION       PROXY
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 1998

         The undersigned acknowledges receipt of notice of and a proxy statement for the annual meeting of shareholders of Commercial National Financial Corporation to be held on April 28, 1998, and hereby appoints Edward Hooper and Richard S. Prestage, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Commercial National Financial Corporation at the annual meeting of its shareholders to be held on April 28, 1998, and at any adjournment thereof, with all powers which the undersigned would have if personally present. The undersigned hereby instructs Commercial National Financial Corporation to vote any and all shares held for the account of the undersigned under the Commercial National Financial Corporation Dividend Reinvestment Plan in accordance with the specifications, if any, made in this proxy.

1.  Election of Directors:
    [ ] VOTE FOR all nominees (except as      [ ] WITHHOLD AUTHORITY to vote
        marked to the contrary).                  for all nominees listed below.

         Richard F. Abbott, Jefferson P. Arnold, Jeffrey S. Barker, Don J. Dewey, David A. Ferguson, Kenneth R. Luneack, Kim C. Newson, Howard D. Poindexter, Scott E. Sheldon, Russell M. Simmet, and Joseph B. Simon.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space below.)


2. Amendment to the Commercial National Financial Corporation 1991 Stock Option
   Plan:

   [ ] VOTE FOR Plan         [ ] VOTE AGAINST Plan          [ ] ABSTAIN
       Amendment                 Amendment

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PLAN AMENDMENT.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMMERCIAL NATIONAL FINANCIAL CORPORATION. IF THIS PROXY IS PROPERLY EXECUTED AND DELIVERED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR ELECTION OF ALL NOMINEES NAMED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Number of Shares:_______________              Dated:____________, 1998


                                                     X__________________________
                             Signature

                                                     X_________________________
                             Signature, if held jointly

                                           Please sign exactly as your name(s)
                                      appear(s). Joint owners should each sign personally. Executors, administrators, trustees and persons signing for corporations or partnerships should give their title as such. If a corporation, please sign in full corporate name by president or authorized officer. If partnership, please sign in partnership name by properly authorized person.

     PLEASE SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO:
                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                                  P.O. BOX 280
                           101 NORTH PINE RIVER STREET
                             ITHACA, MICHIGAN 48847